Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated April 15, 2026, which includes an explanatory paragraph relating to Nauticus Robotics, Inc. (the “Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company as of December 31, 2025 and for the year then ended, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

November 12, 2026